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DUSA Pharmaceuticals, Inc.
For Immediate Release

DUSA ANNOUNCES INTERIM POSITIVE RESULTS IN
BLADDER TRIAL - 13% ADDITIONAL CANCERS DETECTED

Toronto, Ontario, January 7, 1999 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA) reported today that in its multi-center Phase I/II clinical trial on Levulan(R) Photodetection (PD) of bladder cancer in high-risk patients, Levulan(R) PD was able to detect 13% additional cancers that were missed with standard white light cystoscopy.

In this study, all patients were examined for bladder cancer using standard white light cystoscopy as a baseline. Patients then underwent Levulan(R) PD using blue light, as well as random biopsies (a supplemental method of bladder cancer detection using a series of biopsies of normal-appearing areas), in order to compare the number of additional cancers that could be detected using these techniques. By the end of 1998, 59 patients had been enrolled and tested, with a total of 95 cancers detected, including 24 carcinomas-in-situ, a high-risk type of bladder cancer.

The baseline data showed that looking inside the bladder with white light cystoscopy alone detected 72 cancers, or 75.8%, while missing 23 cancers, or 24.2%. For carcinomas-in-situ, white light cystoscopy detected 14 cancers, or 58%, but missed 12 cancers, or 42%.

Levulan(R) and blue light detected an additional 11 cancers, or 13.2%, including 4 carcinomas-in-situ, or 17%. Random biopsies detected an additional 12 cancers, or 14.3%, including 6 carcinomas-in-situ, or 20%. Only one cancer detected by Levulan(R) PD was also found by random biopsy. Therefore Levulan(R) PD and random biopsies appear to complement each other. There were no significant side effects reported.

In summary, Levulan(R) and blue light detected 13% more cancers than white light cystoscopy alone, and 17% more of the higher risk carcinomas-in-situ.

Dr. Geoffrey Shulman, DUSA's President and CEO, stated "DUSA is very pleased that Levulan(R) PD was able to detect these additional cancers that were not found using all other current methods. These interim results, from an ongoing study, demonstrate the limitations of standard white light cystoscopy, which missed nearly 25% of bladder cancers. Therefore, it appears that the combination of Levulan(R) PD, random biopsies and white light cystoscopy are all required to maximize the detection of bladder cancer. DUSA will now be reviewing the clinical trial data with a panel of urology experts to help guide the design of further clinical trials."

DUSA Pharmaceuticals, Inc. is a development stage pharmaceutical company engaged primarily in the development of Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as Levulan(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The company has filed a New Drug Application (NDA) with the US Food and Drug Administration (FDA) for its lead indication, pre-cancerous actinic keratoses of the face and scalp, and is involved in ongoing discussions with potential dermatology marketing partners. The Company is incorporated in New Jersey, with executive offices in Toronto, Ontario, and R&D administration in Valhalla, New York.


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Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the comparison of Levulan(R) PD to random biopsy as methods of bladder cancer detection, the analysis of bladder cancer trial results by urologists and the design of additional trials, and the status of discussions with potential dermatology marketing partners. Such risks and uncertainties include, but are not limited to the results of clinical trials, whether the Company's NDA filing will receive marketing approval, the status of its patents and proprietary protection, reliance on third parties to manufacture (in compliance with FDA regulations), uncertainties regarding the marketing of its products and whether a marketing alliance will be consummated unanticipated expenses relating to potential regulatory requests, the availability of funds for ongoing operations and further development activities and other risks detailed from time to time in the Company's United States Securities and Exchange Commission (SEC) filings.

For further information contact:
  DUSA Pharmaceuticals, Inc. - D. Geoffrey Shulman, MD, President & CEO Tel:
416.363.5059 Fax: 416.363.6602


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